Exhibit 99.3

Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

September 30, 2014

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets
Cash	$16,307	$229	$-		$16,536
Accounts receivable	49,014	5,240	-		54,254
Interest receivable	-	2,241	(2,241	)(2)	-
Inventories	223,655	-	-		223,655
Note receivable	-	150,000	(150,000	)(2)	-
Total current assets	288,976	157,710	(152,241)		294,445
Property and equipment - net	24,550	-	-		24,550
Deposit	48,000	-	-		48,000
Goodwill	-	-	3,239,126	(1)	3,239,126
Total Assets	$361,526	$157,710	$3,086,885		$3,606,121

Liabilities and Equity (Deficit)
Current liabilities
Accounts payable	$261,969	$38,100	$-		$300,069
Accrued liabilities	49,540	11,302	(2,241	)(2)	58,601
Deferred revenue	-	2,860	-		2,860
Due to related party	18,632	8,358	-		26,990
Current portion of notes payable	149,980	76,945	(150,000	)(2)	76,925
Convertible note payable, net of unamortized discount of $90,729	-	59,271	-		59,271
Total current liabilities	480,121	196,836	(152,241)		524,716

Equity (deficit)
Common stock	-	3,291	(3,291	)(1)	4,000
			4,000	(1)	-
Additional paid-in capital	-	340,441	(340,441	)(1)	3,196,000
			3,196,000	(1)	-
Accumulated deficit	(118,595)	(382,858)	382,858	(1)	(118,595)
Total equity (deficit)	(118,595)	(39,126)	3,239,126		3,081,405
Total Liabilities and Equity (Deficit)	$361,526	$157,710	$3,086,885		$3,606,121

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

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Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2014

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments		Pro Forma Consolidated

Sales	$738,639	$28,028	$-		$766,667
Less excise taxes	127,936	-	-		127,936
Net sales	610,703	28,028	-		638,731
Cost of sales	290,036	393	-		290,429
Gross profit	320,667	27,635	-		348,302
Selling, general and administrative expenses	584,447	73,381	-		657,828
Loss from operations	(263,780)	(45,746)	-		(309,526)
Other income (expense)
Interest income	-	2,241	(2,241	)(2)	-
Interest expense	(3,308)	(12,056)	2,241	(2)	(13,123)
Total other expense - net	(3,308)	(9,815)	-		(13,123)
Net loss	$(267,088)	$(55,561)	$-		$(322,649)

Net loss per share - basic and diluted		$(0.00)			$(0.01)
Number of common shares used in per share amounts		32,910,000			40,000,000

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

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Eastside Distilling, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2013

	Historical
	Eastside Distilling	Eurocan Holdings	Pro Forma Adjustments	Pro Forma Consolidated

Sales	$880,454	$64,036	$-	$944,490
Less excise taxes	138,897	-	-	138,897
Net sales	741,557	64,036	-	805,593
Cost of sales	303,220	8,216	-	311,436
Gross profit	438,337	55,820	-	494,157
Selling, general and administrative expenses	347,582	137,587	-	485,169
Income (loss) from operations	90,755	(81,767)	-	8,988
Other income (expense)
Other income	-	10,742	-	10,742
Interest expense	(1,552)	(15,210)	-	(16,762)
Loss on disposal of property and equipment	(2,217)	-	-	(2,217)
Total other expense - net	(3,769)	(4,468)	-	(8,237)
Net income (loss)	$86,986	$(86,235)	$-	$751

Net income (loss) per share - basic and diluted		$(0.01)		$0.00
Number of common shares used in per share amounts		15,034,384		40,000,000

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

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Eastside Distilling, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Statements

1.	Basis of Presentation

On October 31, 2014, Eurocan Holdings Ltd. (“Eurocan”) consummated the acquisition (the “Acquisition”) of Eastside Distilling, LLC (“Eastside”) pursuant to an Agreement and Plan of Merger (the “Agreement”) by and among Eurocan, Eastside, and Eastside Distilling, Inc., Eurocan's wholly-owned subsidiary. Pursuant to the Agreement, Eastside merged with and into Eastside Distilling, Inc. The merger consideration for the acquisition consisted of 32,000,000 shares (the “Shares”) of Eurocan's common stock. In addition, certain of Eurocan's stockholders cancelled an aggregate of 24,910,000 shares of Eurocan's common stock held by them. As a result, on October 31, 2014, Eurocan had 40,000,000 shares of common stock issued and outstanding, of which 32,000,000 shares were held by the former members of Eastside. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with Eastside as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of Eastside will become the historical financial statements of the combined company and the assets and liabilities of Eurocan will be accounted for as required under the purchase method of accounting. The results of operations of Eurocan will be included in Eastside's consolidated financial statements from the closing date of acquisition.

The accompanying pro forma condensed consolidated financial statements are unaudited and illustrate the effect of the Eastside reverse acquisition of Eurocan. The pro forma condensed consolidated balance sheets as of September 30, 2014 are based on the historical balance sheets of Eastside and Eurocan as of that date and assume the acquisition took place on that date. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 are based on the historical statements of operations of Eastside and Eurocan for those periods. The pro forma condensed consolidated statements of operations assume the acquisition took place on the first day of the respective periods, January 1, 2014 and January 1, 2013.

The pro forma condensed consolidated financial statements may not be indicative of the acquisition. In particular, the pro forma condensed consolidated financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The accompanying pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of Eastside and Eurocan, including the related notes and other financial information included in the filing.

2.	Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheets are as follows:

(1)	To reflect the reverse acquisition of Eurocan equal to the value of the stock retained by the stockholders of Eurocan in the merger. Eurocan stockholders will retain 8,000,000 shares of common stock valued at $0.40 per share based on Eurocan's stock price on the merger date of October 31, 2014.

(2)	Adjustment to eliminate an intercompany note and related accrued interest between Eastside and Eurocan.

3.	Pro Forma Net Income (Loss) Per Common Share

The unaudited pro forma basic and diluted net income (loss) per share are based on the assumption that the number of shares of Eurocan common stock issued in connection with the reverse acquisition of Eurocan were outstanding at the inception of the respective operating statements.

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